================================================================================





                          ASSET ACQUISITION AGREEMENT

                                    BETWEEN

              HORIZON CELLULAR TELEPHONE COMPANY OF SPALDING, L.P.

                                      AND

                    COLUMBUS CELLULAR TELEPHONE COMPANY and
              MACON CELLULAR TELEPHONE SYSTEMS LIMITED PARTNERSHIP





                                March  22, 1996


================================================================================

                               TABLE OF CONTENTS

                                                                                                                           Page
1.     Certain Definitions; Purchase and Sale of Assets; Assumption of Liabilities  . . . . . . . . . . . . . . . . . . .     1
              1.1    Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
              1.2    Purchased Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
              1.3    Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
              1.4    Assumption of Liabilities by Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
              1.5    Excluded Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
              1.6    Assets Not Assignable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7

2.     Escrows, Acquisition Price and Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
              2.1    Escrow Amount; Indemnification Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
              2.2    Acquisition Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
              2.3    Manner of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
              2.4    Acquisition Price Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
              2.5    Allocation of Acquisition Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
              2.6    The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
              2.7    Closing Costs; Transfer Taxes and Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

3.     Representations and Warranties of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
              3.1    Organizational Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
              3.2    Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
              3.3    Authorization; No Conflict   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
              3.4    Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
              3.5    Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
              3.6    Permits; FCC Licenses.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
              3.7    Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
              3.8    Real Property.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
              3.9    Personal Property Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
              3.10   Contracts and Other Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
              3.11   Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
              3.12   Title; Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
              3.13   No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
              3.14   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
              3.15   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
              3.16   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
              3.17   ERISA Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
              3.18   Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17

4.     Representations and Warranties of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
              4.1    Organizational Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
              4.2    Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
              4.3    Authorization; No Conflict   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
              4.4    Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
              4.5    Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
              4.6    Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

                                                                                                                           Page
              4.7    FCC Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
              4.8    Financial Ability to Close   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

5.     Covenants of Seller and Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
              5.1    Continuance of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
              5.2    Access to Information; Notice of Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
              5.3    Governmental Permits and Approvals; Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
              5.4    Employees; Employee Compensation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
              5.5    HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
              5.6    Regulatory Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
              5.7    Restrictions on Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
              5.8    Casualty or Condemnation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
              5.9    Supplemental Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
              5.10   Disclaimer of Other Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . .    22
              5.11   Environmental Audits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
              5.12   Financials   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
              5.13   Release of Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
              5.14   Other Negotiations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
              5.15   Terminated Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
              5.16   Installation of Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
              5.17   Securities Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
              5.18   Agent Chargeback Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
              5.19   Unserved Areas   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
              5.20   North Griffin Contour  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
              5.21   Microwave Licenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
              5.22   Deferred Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

6.     Conditions Precedent to Purchaser's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
              6.1    Regulatory Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
              6.2    Premerger Notification Compliance.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
              6.3    Representations and Warranties on Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . .    26
              6.4    Terms, Covenants and Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
              6.5    No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
              6.6    Absence of Litigation.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
              6.7    Environmental Audits.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
              6.8    Closing Deliveries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

7.     Conditions Precedent to Seller's Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
              7.1    Regulatory Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
              7.2    Premerger Notification Compliance.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
              7.3    Representations and Warranties on Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . .    28
              7.4    Terms, Covenants and Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
              7.5    Absence of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
              7.6    Closing Deliveries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28

                                                                                                                           Page
8.     Deliveries at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
              8.1    Seller's Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
              8.2    Purchaser's Deliveries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

9.     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

10.    Survival of Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

11.    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
              11.1   Obligation to Indemnify by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
              11.2   Obligation to Indemnify by Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
              11.3   Procedures for Claims Between the Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
              11.4   Defense of Third-Party Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
              11.5   Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

12.    Breaches and Defaults; Termination; Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
              12.1   Breaches and Defaults; Opportunity to Cure   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
              12.2   Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
              12.3   Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34

13.    Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
              13.1   Resolution of Disputes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
              13.2   Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
              13.3   Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
              13.4   Access to Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
              13.5   Indemnification of Brokerage   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
              13.6   Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
              13.7   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
              13.8   Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
              13.9   Amendments and Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
              13.10  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
              13.11  Assignment; Binding Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
              13.12  Non-Recourse.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
              13.13  Beneficiaries of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
              13.14  Counterparts; Facsimile Signatures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
              13.15  Exhibits and Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
              13.16  Computation of Days; Holidays.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
              13.17  Joint and Several  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
              13.18  Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39

                         LIST OF EXHIBITS AND SCHEDULES

                                    EXHIBITS

2.1            Form of Escrow Agreement
2.3(a)         Form of Instrument of Assumption
8.1(a)(i)      Form of General Assignment and Instrument of Conveyance
8.1(a)(ii)     Form of Assignment of Leases and Assumption of Obligations
8.1(a)(iii)    Form of Assignment of Contracts and Assumption of Obligations
8.1(b)(i)      Form of Opinion of Seller's Corporate Counsel
8.1(b)(ii)     Form of Opinion of Seller's FCC Counsel
8.2(f)         Form of Opinion of Purchaser's Counsel


                                   SCHEDULES


1.2(c)         Personal Property
1.3(g)         Certain Affiliate Assets Not Used Exclusively for the System
1.3(i)         Other Excluded Assets
2.4            Capital Expenditures
2.4(a)(iii)    System Revenue Adjustment Components
3.6(b)         FCC Licenses
3.8            Real Property Leases
3.9            Material Personal Property Leases
3.10           Material Contracts
3.11           Seller's Required Consents
3.14           Taxes
3.17           ERISA
3.18           Personnel
4.6            Purchaser's Consents
5.15           Terminated Contracts

                          ASSET ACQUISITION AGREEMENT

     THIS ASSET ACQUISITION AGREEMENT (this "Agreement") is made as of March 22, 1996 between HORIZON CELLULAR TELEPHONE COMPANY OF SPALDING, L.P., a Delaware limited partnership ("Seller"), and COLUMBUS CELLULAR TELEPHONE COMPANY, a Georgia general partnership ("Columbus"), and MACON CELLULAR TELEPHONE SYSTEMS LIMITED PARTNERSHIP, a New Hampshire limited partnership ("Macon", and collectively with Columbus, "Purchaser").

                              W I T N E S S E T H

     WHEREAS, Seller is the sole holder of certain licenses, including cellular and microwave licenses, granted by the Federal Communications Commission (the "FCC") for the Georgia Non-Wireline Cellular Rural Service Area Number 6 ("RSA");

     WHEREAS, Seller is the owner and operator of the cellular telephone communication system in the RSA (the "System") and, in connection therewith, is engaged in the business of marketing, selling and providing cellular telephone service in the RSA (the "Business");

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, all of the Purchased Assets (as hereinafter defined) in accordance with the terms and conditions hereinafter set forth; and

     WHEREAS, the parties acknowledge that the terms and conditions set forth in this Agreement and the performance by the parties of their respective obligations hereunder are subject to and are intended to be in compliance with all FCC and other state and local governmental rules and regulations governing the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Certain Definitions; Purchase and Sale of Assets; Assumption of Liabilities.

         1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

             (a) "affiliate", with respect to any person, means any other person controlling, controlled by or under common control with such person.

             (b) "business day" means any day other than a Saturday, Sunday, legal holiday in the Commonwealth of Pennsylvania or other day of the year on which banks are authorized or required by law to close.

             (c) "Closing Date Balance Sheet" shall mean the closing balance sheet for Seller prepared by Seller as of the Closing Date (as hereinafter defined) reported in accordance with GAAP. Such Closing Date Balance Sheet shall be used for purposes of Section 2.4, and the components of the Net Working Capital element of the Closing Statement shall be taken from the Closing Date Balance Sheet.

             (d) "Closing Statement" shall mean the statement provided to Purchaser by Seller pursuant to Section 2.4(c).

             (e) "Environmental Requirements" shall mean all applicable present and former statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, criteria and similar items of all governmental or regulatory bodies and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including:

                (i) requirements, including those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature; and

                (ii) all requirements pertaining to the protection of the health and safety of employees of Seller or the public.

             (f) "Executive Officers" shall mean Messrs. Michael E. Kalogris, Steven R. Skinner, Bruce M. Hernandez, and Stefan C. Karnavas.

             (g) "GAAP" shall mean generally accepted accounting principles consistently applied.

             (h) "governmental or regulatory body" means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision.

             (i)        "Hazardous Substances" shall mean any material:

                (i) the presence of which requires remediation under any Environmental Requirements;

                (ii) that is defined as a "hazardous waste", "hazardous substance", "pollutant or contaminant", "toxic substance" or any other similar designation or is otherwise subject to regulation under any Environmental Requirements, including the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), (42 U.S.C. 9601, et seq.); the Clean Air Act (42 U.S.C. 7401, et seq.); the Clean Water Act (33 U.S.C. 1251, et seq.), the Toxic

Substances Control Act (15 U.S.C. 2601, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901, et seq.), the Oil Pollution Act of 1990 (33 U.S.C. 2701, et seq.), and the Safe Drinking Water Act (42 U.S.C. 300(f) et seq.);

                (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any governmental or regulatory body;

                (iv) the presence of which on the Real Property (as hereinafter defined) causes or threatens to cause a nuisance upon the Real Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Real Property;

                (v) the presence of which on adjacent properties could constitute a trespass;

                (vi) that contains gasoline, diesel fuel, petroleum, or other petroleum hydrocarbons;

                (vii) that contains polychlorinated biphenyls, asbestos or urea formaldehyde foam insulation; and

                (viii) that contains radon gas that is present in the Real Property.

             (j) "herein", "hereby", "hereunder", "hereof" or other equivalent words refer to this Agreement and not solely to the particular section or portion of this Agreement in which any such word is used.

             (k) "includes", "including" or other equivalent words mean "including, without limitation".

             (l) "lien or other encumbrance" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

             (m) "Material Adverse Change" means a material adverse change in the Business, taken as a whole; provided, however, that neither (i) the effects of any events, circumstances or conditions resulting from changes, developments or circumstances in worldwide or national conditions (political, economic, regulatory or otherwise) that adversely affect the markets where the System is operated or affect industries related to the telecommunications business generally (including proposed legislation or regulations by any governmental or regulatory body or the introduction of any technological changes in the telecommunications industry), or adversely affect a broad group of industries generally, nor (ii) any effects of competition (including competition resulting from personal communication services or the introduction of any new technological changes in the telecommunications industry, but excluding competition from the wireline cellular telephone communication system in the markets in which the System is operated), shall be deemed to give rise to a Material Adverse Change.

             (n) "Material Adverse Effect" means an effect that would result in a Material Adverse Change; provided, however, that neither (i) the effects of any events, circumstances or conditions resulting from changes, developments or circumstances in worldwide or national conditions (political, economic, regulatory or otherwise) that adversely affect the markets where the System is operated or affect industries related to the telecommunications business generally (including proposed legislation or regulation by any governmental or regulatory body or the introduction of any technological changes in the telecommunications industry), or adversely affect a broad group of industries generally, nor (ii) any effects of competition (including competition resulting from personal communication services or the introduction of any new technological changes in the telecommunications industry, but excluding competition from the wireline cellular telephone communication system in the markets in which the System is operated), shall constitute a Material Adverse Effect.

             (o) "Net Working Capital" shall mean the accounts receivable, net of allowance for doubtful accounts, plus inventory (net of allowance for obsolete inventory), plus prepaid expenses (excluding prepaid insurance premiums), less trade payables, accrued expenses and all other current liabilities (except (i) Advances from Affiliates and (ii) current maturities of debt), as all such amounts are reflected on the Closing Date Balance Sheet; in particular, the accounts receivable and inventory are to be reported in a manner consistent with the accounts receivable (net of allowance for doubtful accounts) and inventories (net of allowance for obsolete inventory) as to which representations are made herein; provided, however, that intercompany account balances with Horizon Cellular Telephone Company of Dawson, L.P., an affiliate of Seller, shall be disregarded in the calculation of Net Working Capital.

             (p) "Permitted Encumbrances" means (i) any lien or other encumbrance for taxes and assessments, not yet past due or otherwise being contested in good faith, (ii) any lien or other encumbrance arising out of deposits made to secure leases, and (iii) any lien or other encumbrance that does not materially interfere with the use by Seller (or its successors in interest, assuming such use is substantially similar to that of Seller) of the property subject thereto or affected thereby, including easements, rights of way, public utilities, reservations in land patents or zoning ordinances.

             (q) "person" means any individual, corporation, limited liability company, partnership, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

             (r) "to Seller's knowledge" or any similar phrase means the actual knowledge of one of the Executive Officers after due inquiry of James Price, the general manager of the System.

         1.2 Purchased Assets. On the terms and subject to the conditions contained in this Agreement, Seller agrees to sell, assign, transfer and deliver to Purchaser all of the right, title and interest of Seller in or to all of the assets used or useful in the operation of the Business as it is currently being conducted, including the following (collectively referred to herein as the "Purchased Assets"):

             (a) all accounts receivable billed and unbilled, and all negotiable instruments or other instruments and chattel paper generated in the conduct of the Business;

             (b) all inventory, including cellular mobile telephones and related accessories (collectively, the "Inventory");

             (c) all furniture, fixtures, cellular systems and other equipment and machinery, cellular switches, cell site equipment, electrical power units, antennas, transmission lines, microwave equipment, test equipment, tools, vehicles, office equipment, improvements, parts and other tangible personal property other than Inventory, as described on Schedule 1.2(c);

             (d) all fee simple parcels, together with the buildings, structures and improvements erected thereon, and together with all easements, rights and privileges appurtenant thereto (the "Owned Real Property");

             (e) all leasehold interests created by all leases of personal property, including those as described on Schedule 3.9 (the "Personal Property Leases"), or all real property leases as described on Schedule 3.8 (the "Real Property Leases") under which Seller is a lessee or lessor;

             (f) all of Seller's interest in all buildings, towers, facilities and other structures and improvements located on the Owned Real Property and the real property subject to a Real Property Lease (the "Leased Real Property", and together with the Owned Real Property, the "Real Property"), together with Seller's interest in all fixtures, furnishings, installations, machinery, equipment and appliances used in connection with the operation, maintenance or occupancy of the Real Property and Seller's interest in all leasehold improvements;

             (g) all prepaid expenses, advance payments, deferred charges, security and other deposits deposited by Seller with third parties, including deposits with respect to Leased Real Property or other Purchased Assets;

             (h) all licenses, authorizations, waivers, permits, franchises, registrations, certificates of public convenience and necessity, approvals and operating rights to the extent transferable under applicable law or with any required consent, including all licenses, permits and authorizations issued by the FCC and required by the FCC for the operation of the System as it is currently being operated as described on Schedule 3.6(b) (the "FCC Licenses") and pending applications with the FCC, any interim operating authority, or other regulatory authority, in connection with the Business and the construction and operation of the System, and all planning, zoning, building, environmental, occupancy and other permits and licenses used in connection with the System (collectively, and including the FCC Licenses, the "Permits");

             (i) all rights of Seller under all contracts and agreements relating to the Business except as otherwise provided in Section 5.15 (collectively, and including the Personal Property Leases and the Real Property Leases, the "Contracts"); and

             (j) originals or copies (at the option of Seller) of all books and records, manuals, files and operating data relating exclusively to the Business.

         1.3 Excluded Assets. Notwithstanding anything to the contrary contained herein or otherwise, the Purchased Assets do not include the following:

             (a) all cash on hand and in financial institutions, cash equivalents, marketable securities and bonds;

             (b) all federal, state and local income and franchise tax credits and tax refund claims;

             (c) the minute books, partnership record books and tax returns of Seller;

             (d) any insurance policies maintained by Seller with respect to the Business;

             (e) all claims, causes of action and rights of recovery arising out of, or relating to, events or occurrences prior to the Closing Date relating to the System or the Business, whether asserted or commenced before, on or after the Closing Date;

             (f)    Seller's rights under this Agreement;

             (g) those assets set forth on Schedule 1.3(g), which assets are owned by affiliates of Seller and are not necessary for the operation of the System as it is currently being operated;

             (h)    all prepaid insurance premiums; and

             (i) the personal effects, memorabilia and other assets described on Schedule 1.3(i).

         1.4 Assumption of Liabilities by Purchaser. On the Closing Date, Purchaser shall only assume and agree to discharge as and when due (a) the liabilities of Seller that are reflected on the Closing Date Balance Sheet as current liabilities except for the Excluded Liabilities (as hereinafter defined), and (b) all obligations of Seller pursuant to the Contracts and the Terminated Contracts (in accordance with Section 5.15), but only to the extent such obligations either relate to periods or goods or services provided to Purchaser on or after the Closing Date or they are included within the obligations assumed pursuant to the immediately preceding clause (a) (collectively, the "Assumed Liabilities"). It is expressly understood that Purchaser shall not be liable for and shall not assume any of Seller's obligations or liabilities (whether known, or unknown, matured or unmatured, or fixed or contingent) other than the Assumed Liabilities.

         1.5 Excluded Liabilities. Purchaser shall not assume any of the following liabilities or obligations of Seller (collectively, the "Excluded Liabilities"):

             (a) any obligations and liabilities of Seller to any of Seller's affiliates for advances or otherwise;

             (b) any liabilities for legal, accounting and audit fees, for environmental audit fees (as contemplated by Section 2.7), and any other expenses incurred by Seller in connection with the preparation of, negotiation of, and performance under, this Agreement (and the transactions and other agreements contemplated hereby);

             (c) any liabilities for Seller's federal, state or local income taxes or any sales tax imposed upon the consummation of this transaction;

             (d) any liabilities of Seller to pay severance benefits, if any, to any employees of Seller whose employment is terminated by Seller prior to or in connection with the sale of the Business; and

             (e) any liabilities of Seller as a borrower under any loan agreements, subordinated debt agreements or other credit facilities.

         1.6 Assets Not Assignable. To the extent that any interest in the Contracts, Terminated Contracts (subject to Section 5.15), Permits or other Purchased Assets is not capable of being assigned, transferred or conveyed without the consent, waiver or authorization of a third person (including a governmental or regulatory body), or if such assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach of any of the Contracts, Terminated Contracts, Permits or other Purchased Assets, or a violation of any law, statute, decree, rule, regulation or other governmental edict or is not immediately practicable, this Agreement shall not constitute an assignment, transfer or conveyance of such interest, or an attempted assignment, transfer or conveyance of such interest (any such interest being referred to herein as a "Restricted Interest"). Anything in this Agreement to the contrary notwithstanding, Seller shall not be obligated to transfer to Purchaser any Restricted Interest without first having obtained the required consent, waiver or authorization necessary for such transfer.

     2.  Escrows, Acquisition Price and Closing.

         2.1 Escrow Amount; Indemnification Escrow.

             (a) Concurrently with the execution of this Agreement, Purchaser has delivered to CoreStates Bank, N.A., Philadelphia, Pennsylvania, as escrow agent (the "Escrow Agent"), the amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), which amount (including, unless otherwise stated herein, any interest earned on such sum thereafter, the "Escrow Amount") shall be held by the Escrow Agent pursuant to the terms of a certain escrow agreement of even date herewith (the "Escrow Agreement") in the form of Exhibit
2.1.  In the
event of a termination of this Agreement by Seller in accordance with the terms of Section 12.2(c)(ii), in addition to any other remedies available to Seller, Seller shall be entitled to retain the entire Escrow Amount. Nothing in this
Section 2.1(a) or in the Escrow Agreement shall be construed as limiting the liability of Purchaser under this Agreement to the amount of the Escrow Amount.

             (b) As security for the indemnification covenants of Seller contained in this Agreement, on the Closing Date, Escrow Agent shall retain One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), which amount (including, unless otherwise stated herein, any interest earned thereon, the "Indemnification Escrow") shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement. Purchaser shall be entitled to draw upon the Indemnification Escrow for payment of all indemnification claims made by Purchaser to the extent, but only to the extent, provided in the Escrow
Agreement.     Notwithstanding anything to the contrary contained herein or in the Escrow Agreement, the Indemnification Escrow shall constitute Purchaser's sole recourse for recovery of Seller's indemnification covenants contained in this Agreement.

         2.2 Acquisition Price. The aggregate acquisition price for the Purchased Assets shall be Thirty-Five Million Dollars ($35,000,000) (the "Preliminary Acquisition Price"), subject to adjustment as provided herein (as so adjusted, the "Acquisition Price").

         2.3 Manner of Payment. Subject to adjustment as provided in this Agreement, at Closing:

             (a) Purchaser shall assume the Assumed Liabilities by written instrument of assumption in the form of Exhibit 2.3(a) (the "Instrument of Assumption");

             (b) Purchaser and Seller shall provide joint written instructions to Escrow Agent (the "Escrow Agent Instructions") instructing Escrow Agent to retain One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) of the Escrow Amount as the Indemnification Escrow and to deliver the balance thereof (i.e., the interest earned thereon) to Purchaser;

             (c) Purchaser shall pay to Seller (or to any other person as Seller may direct in writing to fulfill Seller's covenant under Section 5.13) by wire transfer of immediately available funds to such banks and accounts thereat as shall be specified in writing by Seller, the following:

                (i)     the amount of Thirty-Three Million Two Hundred
Fifty Thousand Dollars ($33,250,000) (the "Closing Cash Payment"), representing the difference between the Preliminary Acquisition Price and the Indemnification Escrow; plus

                (ii) if the Closing Date is after December 31, 1996, the amount obtained (the "Accretion Factor Payment") by multiplying (A) the Preliminary Acquisition Price times (B) twelve percent (0.12) times (C) the number of days in the period from and including September 1, 1996 until the Closing Date divided by 365; plus or minus

                (iii) the Initial Adjustments Amount (as hereinafter defined).

         2.4 Acquisition Price Adjustment.

             (a) The Preliminary Acquisition Price shall be increased or decreased (the "Acquisition Price Adjustment") on a dollar-for-dollar basis for the cumulative net adjustment required by the following:

                (i) Set forth on Schedule 2.4(a)(i) is a summary of Seller's budgeted capital expenditures ("Budgeted Capital Expenditures") for calendar year 1996. The Preliminary Acquisition Price shall be increased to the extent that as of the Closing Date (A) Seller makes any such capital expenditures during 1996 (i.e., Seller makes such capital expenditures in excess of those that would have been made had the Budgeted Capital Expenditures been made pro-rata on a daily basis throughout 1996) or (B) Seller makes any other capital expenditures that are made with the consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) and the Preliminary Acquisition Price shall be decreased to the extent that, as of the Closing Date, Seller has not made capital expenditures equal to the capital expenditures that would have been made through the Closing Date had the Budgeted Capital Expenditures been made pro-rata on a daily basis throughout 1996. At least ten (10) business days prior to Closing, Seller will deliver to Purchaser a schedule (the "Capital Expenditures Summary") detailing the capital expenditures made by Seller during 1996 and detailing the aggregate amount, if any, of the capital expenditures for which Seller or Purchaser is entitled to payment pursuant to this section. The determination of whether an expenditure constitutes a capital expenditure shall be made in accordance with GAAP, and shall include capital expenditures for which payment has not yet been made by Seller but for which a current liability has been established in Seller's books and records; provided, however, that any such capital expenditures shall not include any expenditures for temporary cell site facilities.

                (ii) The Preliminary Acquisition Price shall be further adjusted by the dollar amount (positive or negative) of the Net Working Capital of Seller on the Closing Date.

                (iii) In the event that Seller fails to produce, during the Subscriber Period (as hereinafter defined), at least ninety percent (90%) of the Budgeted Average Subscribers for the System, there shall be a reduction in the Preliminary Acquisition Price equal to the product of Nine Hundred Dollars ($900) times the difference between ninety percent (90%) of the Budgeted Average Subscribers for the System at the end of the Subscriber Period and the Actual Average Subscribers (as hereinafter defined) at the end of the Subscriber Period. In the event that Seller produces, during the Subscriber Period, more than one hundred ten percent (110%) of the Budgeted Average Subscribers for the System, there shall be an increase in the Preliminary Acquisition Price equal to the product of Nine Hundred Dollars ($900) times the difference between the Actual Average Subscribers at the end of the Subscriber Period and one hundred ten percent (110%) of the Budgeted Average Subscribers for the System at the end of the Subscriber Period.

                    As used herein:

                    (A) the term "Subscriber Period" shall mean the period from January 1, 1996 through the end of the month last completed prior to the Closing Date, provided that if such period would be longer than twelve (12) months such period shall be the twelve (12) month period ending on the month last completed on or prior to the Closing Date;

                    (B) the term "Actual Average Subscriber" shall mean, with respect to the System, a measurement of the average basic subscriber base of the System obtained by dividing (I) the System Revenue (as hereinafter defined) at the end of the Subscriber Period by (II) the product obtained by multiplying the Average Revenue Per Subscriber for the last month of the Subscriber Period (as defined and reflected on Schedule 2.4(a)(iii)) times the number of months in the Subscriber Period;

                    (C) the term "Budgeted Average Subscribers" for the Subscriber Period shall be reflected on Schedule 2.4(a)(iii); and

                    (D) the term "Promotional Airtime Charges" shall mean Seller's charge of $.12 per minute for free access and airtime to its subscribers which charge shall be recognized in accordance with Seller's accounting policies and procedures in effect as of the execution of the Agreement.

                    (E) the term "System Revenue" shall mean Seller's subscriber access and airtime charges (less credits and adjustments), each as reflected on Seller's income statements for the relevant period determined in accordance with Seller's past practices; provided, however, that System Revenue shall not include Promotional Airtime Charges in excess of (i) two percent (2%) of Seller's access and airtime charges (less credits and adjustments) from the date hereof through and including June 30, 1996 and (ii) five percent (5%) of Seller's access and airtime charges (less credits and adjustments) after June 30, 1996; provided further that System Revenue shall not include any Promotional Airtime Charges after June 30, 1996 for purposes of calculating any increase in the Preliminary Acquisition Price.

             (b) The initial adjustments to the Preliminary Acquisition Price described in Section 2.4(a) will be made at the Closing based upon a good faith estimate by Seller of the dollar amounts of such adjustments (the "Initial Adjustments Amount"), such estimates to be delivered by Seller to Purchaser at least ten (10) business days prior to Closing ("Initial Adjustment Amount Statement").

             (c) As promptly as practicable after the Closing Date (but in no event later than sixty (60) days thereafter) Seller shall prepare and deliver to Purchaser for its review and comment (i) the Closing Date Balance Sheet and (ii) the Closing Statement reasonably detailing as of the opening of business on the Closing Date (or other time period contemplated by this Agreement) Seller's determination of each element of the Acquisition Price Adjustment described in Section 2.4(a). If Purchaser objects to any amounts reflected on the Closing Date Balance Sheet or the Closing Statement, Purchaser must, within fifteen (15) business days after

Purchaser's receipt of the Closing Date Balance Sheet and Closing Statement, give written notice (the "Notice") to Seller specifying in reasonable detail its objections, or Seller's determination of the Acquisition Price Adjustment shall be final, binding and conclusive on the parties. With respect to any disputed amounts, the parties shall meet in person and negotiate in good faith during the fifteen (15) business day period (the "Resolution Period") after the date of Seller's receipt of the Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then within five (5) business days after the expiration of the Resolution Period, all disputes shall be submitted to Deloitte and Touche LLP in Washington, D.C. (the "Independent Accountant") who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within forty-five (45) days after such engagement. The determination of the Independent Accountant shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne by the party who, in the Independent Accountant's determination, submitted a disputed amount that differs more significantly from the amount finally determined by the Independent Accountant. From and after the Closing Date, Purchaser will provide Seller with access to the books, records and personnel of Purchaser that Seller reasonably determines is necessary to prepare the Closing Date Balance Sheet and the Closing Statement.

             (d) If the Acquisition Price Adjustment (as finally determined in accordance with the provisions set forth above) less the Initial Adjustments Amount is a positive (negative) amount, then, within five (5) business days after such final determination, Purchaser (Seller) shall pay to Seller (Purchaser) such amount in immediately available funds.

             (e) The limitations imposed by the Deductible (as defined in Section 11.5(a)) and the limitations imposed by the Indemnification Cap (as defined in Section 11.5(b)) shall not apply with respect to the calculation of the Acquisition Price Adjustment.

         2.5 Allocation of Acquisition Price.  On the Closing Date,
Purchaser and Seller shall mutually agree in writing upon the allocation of the Acquisition Price among the Purchased Assets. Such allocation shall be adjusted as necessary in connection with the final determination of the Acquisition Price Adjustment. The parties agree that such allocation shall be made based upon the relative fair market values of the Purchased Assets as of the Closing Date conforming with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). If the parties are unable to reach agreement on such allocations, they shall participate in good faith negotiations in an attempt to resolve the dispute. If the parties fail to resolve the dispute within five (5) business days after the Closing Date, the parties shall engage the appraisal firm of Deloitte & Touche LLP in Washington D.C., whose determination on allocation of the Acquisition Price among the Purchased Assets shall be final and binding on the parties. The parties shall share equally in the expense of the appraisal firm. The parties agree to file with their respective federal income tax returns for the tax year in which the Closing occurs IRS Form 8594 containing the information agreed upon by the parties pursuant to this Section 2.5. Seller and Purchaser agree not to assert for income tax purposes (including in connection with any tax return, tax audit or similar proceeding) any allocation of the Acquisition Price that differs from that determined pursuant to this section and contained in IRS Form 8594.

         2.6 The Closing. Unless this Agreement shall have been earlier terminated in accordance with the terms hereof, the transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of Kleinbard, Bell & Brecker, 1900 Market Street, Philadelphia, Pennsylvania 19103, on the tenth (10th) business day after receipt of the Regulatory Approvals (as hereinafter defined) in accordance with Section 5.6, or at such other place or on such other date as Purchaser and Seller may agree in writing. The date on which the Closing shall occur is referred to in this Agreement as the "Closing Date". The Closing shall be deemed to have occurred as of 12:01 a.m. on the Closing Date.

         2.7 Closing Costs; Transfer Taxes and Fees. Seller shall be responsible for (i) any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of Purchased Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto, (ii) any fees and costs of recording or filing all applicable conveyancing instruments described in Section 8.1(a) or otherwise, and (iii) the costs and expenses of the environmental audits to be performed pursuant to the provisions of Section 5.11. Purchaser shall be responsible for the filing fee required under the HSR Act (as hereinafter defined). Purchaser and Seller shall bear equally all costs of applying for new Permits and obtaining the transfer of existing Permits that may be lawfully transferred.

     3.  Representations and Warranties of Seller.   Seller represents and
warrants to Purchaser that:

         3.1 Organizational Status. Seller is a limited partnership duly organized, vaexisting and in good standing under the laws of the State of Delaware. Seller has all requisite partnership power and authority to own, lease and operate its assets, properties, and its Business, and to carry on its Business as now being conducted.

         3.2 Qualification. Seller is duly qualified to do business and is in good standing as a foreign partnership in all jurisdictions where such qualification is required except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

         3.3 Authorization; No Conflict. Seller has the full legal right and all partnership power and authority required to enter into, execute and deliver this Agreement and the documents and other agreements required to be executed and delivered hereunder and to perform fully its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary partnership action on the part of Seller. This Agreement has been duly and validly executed and delivered and constitutes, and each of the other agreements and documents to be delivered by Seller hereunder when executed and delivered by Seller will constitute, the valid, legal and binding obligation of Seller, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. The execution, delivery and performance of this Agreement and the documents and other agreements to be delivered hereunder by Seller and the consummation of the transactions contemplated hereby and thereby by Seller will not (i) violate any provision of Seller's certificate of limited partnership or partnership agreement, (ii) to Seller's knowledge, violate, conflict with or result in the breach of any of the terms of, result in a modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material contract to which Seller is a party or by or to which it or any of its assets or properties may be bound or subject, excluding in any case such violations, conflicts, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect, (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which Seller, or the assets, properties or Business of Seller are bound, (iv) to Seller's knowledge, violate in any material respect any statute, law or regulation, excluding in any case such violations that would not reasonably be expected to have a Material Adverse Effect, or (v) violate or cause any revocation of or limitation on any Permit (A) that is necessary to the lawful conduct of the Business and (B) the violation, revocation or limitation of which could reasonably be expected to have a Material Adverse Effect.

         3.4 Financial Statements.

             (a) Seller has delivered to Purchaser true and complete copies of the audited annual financial statements of Horizon Cellular Telephone Company, L.P. ("Horizon") as of December 31, 1994 and 1993 and for the years then ended (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared from and in accordance with the books and records of the companies to which they pertain, (ii) fairly present the financial condition of Horizon as of such dates and the results of its operations and changes in its cash flows for the periods covered thereby, and
(iii) were prepared in accordance with GAAP. Seller has also delivered to Purchaser true and complete copies of Horizon's and Seller's unaudited financial statements as of December 31, 1995 (the "Balance Sheet Date") and for the period then ended (collectively with the financial statements to be delivered pursuant to Section 5.12(a) and the Closing Date Balance Sheet to be delivered pursuant to Section 2.4(c), the "Unaudited Financial Statements"). The Unaudited Financial Statements (i) have been (or will be, as the case may be) prepared from and in accordance with the books and records of the companies to which they pertain, (ii) fairly present the financial condition of Horizon and Seller, as applicable, as of the date provided therein and the results of their respective operations, as applicable, for the period covered thereby, and, with respect to Horizon, the changes in its cash flows for the period covered thereby, and (iii) were prepared in accordance with GAAP (subject to year-end adjustments and except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements). The financial condition and results of operations of Seller to be reflected in the Audited Financial Statements to be delivered pursuant to
Section 5.12(b) will not differ materially in the aggregate from the financial condition and results of operations of Seller reflected in the Unaudited Financial Statements as of December 31, 1995 and for the year then ended.

             (b) All of the accounts receivable reflected in the Unaudited Financial Statements, or that arose since January 1, 1996, reflect actual transactions that arose in the ordinary and usual course of business and represent valid obligations, subject to established allowances for doubtful accounts, as set forth in the Unaudited Financial Statements, and are not subject to any valid counterclaim or right to set-off as to which Seller has received notice and reflect credit terms consistent with the practices of the Seller reflected in the Unaudited Financial Statements.

         3.5 Compliance with Laws. Seller is in, and has operated in, compliance in all material respects with all applicable federal (including the Communications Act of 1934, as amended, and the rules, regulations, orders, policies and procedures of the FCC promulgated thereunder (the "Communications Act")), state, county and local laws, regulations and ordinances and any applicable requirements of any governmental or regulatory body, court or arbitrator affecting its Business or its assets, except for noncompliance that has not and would not reasonably be expected to have a Material Adverse Effect.

         3.6 Permits; FCC Licenses.

             (a) To Seller's knowledge, Seller has all of the Permits (except for the FCC Licenses) necessary to operate the System as now operated, except for those Permits the absence of which would not reasonably be expected to have a Material Adverse Effect. To Seller's knowledge, such Permits are in full force and effect, and are unimpaired by any acts or omissions of Seller.

             (b) Seller has all the FCC Licenses necessary to operate the System and conduct the Business in the manner it is presently being conducted. Seller applied for and obtained the FCC Licenses in compliance with the Communications Act, and Seller is, and on the Closing Date will be, the exclusive holder of the FCC Licenses. The consents of the FCC to the assignment or transfer of control of the FCC Licenses to Seller have been granted by Final Order (as hereinafter defined). A true and complete list of the FCC Licenses is set forth on Schedule 3.6(b). The FCC Licenses are in full force and effect. There are no existing or, to the Seller's knowledge, threatened proceedings by or before the FCC that could reasonably be expected to result in the revocation, cancellation, suspension, or material adverse modification of the FCC Licenses, except for proceedings that affect the cellular industry generally. Subject to obtaining the Regulatory Approvals, Seller will transfer to Purchaser at Closing all of Seller's right, title and interest in and to the FCC Licenses free and clear of any lien or other encumbrance. The cellular geographic service area ("CGSA") for the System, as depicted in Seller's filings with the FCC, has been calculated in accordance with the FCC's rules and policies. All of cell sites specified in the current FCC Licenses for the System are currently operating in accordance with their authorized parameters (subject to any tolerances permitted under the FCC's rules).

             (c) A "Final Order", as used in this Agreement, means an action by the FCC (i) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadline, if any, provided by applicable statute or regulation, (ii) with respect to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review that is filed within such period is pending, and (iii) as to which the deadline, if any, for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC's own motion have expired.

         3.7 Litigation. Except for legal or administrative proceedings affecting the cellular telephone industry generally, there is no action, suit, claim, arbitration, investigation or other legal or administrative proceeding (collectively, "Actions") pending or, to Seller's knowledge, threatened against Seller with respect to the Business or any of the Purchased Assets, excluding in any case such Actions that would not reasonably be expected to have a Material Adverse Effect.

         3.8 Real Property.

             (a)    Seller owns no Owned Real Property.

             (b) Schedule 3.8 sets forth a list of all of the Real Property Leases. There have been made available to Purchaser true and complete copies of all of the Real Property Leases. All of the Real Property Leases are valid, in full force and effect and binding upon Seller, and to Seller's knowledge, the other parties thereto, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. Seller is not in default under any of them, nor does any condition exist that, with notice or lapse of time or both, would constitute such a default, excluding in any case such defaults that would not reasonably be expected to have a Material Adverse Effect.

         3.9 Personal Property Leases. Set forth on Schedule 3.9 is a list of all material Personal Property Leases, copies of which have been previously made available to Purchaser. Each Personal Property Lease is valid, binding and enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. Seller is not in default of any Personal Property Lease nor, to Seller's knowledge, has any event occurred that constitutes, or with notice or lapse of time or both may constitute, a default under any Personal Property Lease, excluding in any case such defaults that would not reasonably be expected to have a Material Adverse Effect.

         3.10 Contracts and Other Agreements.

             (a) Schedule 3.10 lists all contracts and other agreements to which Seller is a party that involve the receipt or payment after the date hereof by Seller of more than $25,000 annually.

             (b) There have been made available to Purchaser true and complete copies of all of the contracts and other agreements set forth on
Schedule 3.10. Except as disclosed on Schedule 3.10, all of such contracts and other agreements are valid, in full force and effect, binding upon Seller, and, to Seller's knowledge, the other parties thereto and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. Seller is not in default under any of them, nor, to Seller's knowledge, does any condition exist that, with notice or lapse of time or both, would constitute such a default, excluding in any case such defaults that would not reasonably be expected to have a Material Adverse Effect.

         3.11 Consents. Except for (i) the consent of such governmental or regulatory body or third parties as are separately identified on Schedule 3.11 (the "Required Consents"), (ii) a Final Order of the FCC to the assignment of the FCC Licenses from Seller to Purchaser, and (iii) the expiration of the waiting period under the HSR Act, no consent, approval or authorization of, or registration or filing with any person is required by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Required Consents identified on Schedule
3.11 are segregated into two groups: (A) those designated by the parties as material and necessary for consummation of the transactions contemplated herein (the "Material Consents") and (B) all other Required Consents.

         3.12 Title; Condition.

             (a) Seller does not own or lease any assets or property used in connection with or necessary for the operation of the System or the Business other than the Purchased Assets and the Excluded Assets. Seller has good and marketable title to all of the Purchased Assets. Notwithstanding anything to the contrary contained herein or otherwise, Seller confirms that the Purchased Assets are generally subject to security interests (the "Security Interests") that have been granted by Seller and its affiliates to Citicorp North America, as collateral agent ("Lender"), which Security Interests will be released promptly at or following Closing upon payment to Lender of certain amounts owed
thereto.    Seller will at Closing convey to Purchaser good and marketable title to all Purchased Assets, in each case free and clear of any lien or other encumbrance other than Permitted Encumbrances, subject to the recording after Closing of the Releases (as defined in Section 5.13) to be delivered by Lender upon payment thereto.

             (b) At Closing Seller shall transfer to Purchaser, and Purchaser shall acquire from Seller, the Purchased Assets in good and operating condition.

         3.13 No Material Adverse Change. Since the Balance Sheet Date, there has been no Material Adverse Change in the Business. Except as set forth in the Financial Statements (with respect to the matters contained in clauses
(a), (b), (c), (d) and (f)) and the Unaudited Financial Statements (with respect to the matters contained in clause (e)), Seller has conducted the Business in the ordinary course and consistent with its past practices and has not (a) except in the ordinary course of business, incurred, or become subject to, any material obligation or liability of a nature required or appropriate to be reflected in the Financial Statements or Unaudited Financial Statements, other than the advances from affiliates and the indebtedness to Lender; (b) made any change in any accounting principle, except as required by GAAP; (c) made, materially amended or terminated any bonus, stock option, pension, retirement, profit-sharing, or other employee benefit plan or arrangement, or withdrawn from any "multi-employer plan" (as defined in Section 414(f) of the Code), so as to create any liability under Article IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to any entity; (d) except to the extent reflected on Schedule 3.6(b), amended, renewed or experienced a termination of any material FCC License related to the conduct of the System; (e) suffered any material damage, destruction, or loss (whether or not covered by insurance) to any of the Purchased Assets, (f) experienced any strike, slow down, or demand for recognition by a labor organization by or with respect to any of the employees of the Business.

         3.14 Taxes. Except as set forth on Schedule 3.14, since the date of Seller's ownership of the System, (i) Seller has timely filed or caused to be filed with the appropriate taxing authorities all true, correct and complete tax returns for federal, state, and local taxes (collectively, "Taxes"), (ii) all Taxes, in respect of periods beginning before the Closing Date, have been timely paid or an adequate reserve has been established therefor in the Financial Statements and (iii) there are no pending or, to Seller's knowledge, threatened audits, investigations or claims for or relating to any additional liability in respect of Taxes. There are no unpaid fees, penalties, interest or assessments due from Seller or from any affiliate of Seller that are, or could become, a lien on any asset of Seller or would otherwise reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets.

         3.15 Environmental Matters. To Seller's knowledge, Seller has complied in all material respects with all Environmental Requirements.

         3.16 Insurance. The insurance currently held by Seller is in such amounts and is of such types and scope as is customary in the cellular industry.

         3.17 ERISA Plans. Except as set forth on Schedule 3.17, Seller has no employee benefit plans subject to ERISA.

         3.18 Personnel. Attached hereto as Schedule 3.18 is a list of the names, position held and annual rates of compensation for 1996 (including base salary, bonuses, commissions and incentive pay) expected to exceed $50,000.
Schedule 3.18 also includes a list of all current employment agreements. Copies of all employment agreements have been delivered to Purchaser.

  4. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

         4.1 Organizational Status. Columbus is a general partnership duly organized and validly existing under the laws of the State of Georgia, and Macon is a limited partnership duly organized, validly existing and in good standing under the laws of the State of New Hampshire. Purchaser has all requisite power and authority to own, lease and operate its assets, properties, and its business, and to carry on its business as now being and as heretofore conducted.

         4.2 Qualification. Purchaser is duly qualified to do business and is in good standing as a foreign partnership in all jurisdictions where such qualification is required except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder.

         4.3 Authorization; No Conflict. Purchaser has the full legal right and all power and authority required to enter into, execute and deliver this Agreement and the documents and other agreements required to be executed and delivered hereunder and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered and constitutes, and each of the other agreements and documents to be delivered by Purchaser hereunder when executed and delivered by Purchaser will constitute, the valid and binding obligation of Purchaser, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. The execution, delivery and performance of this Agreement and the documents and other agreements to be delivered hereunder by Purchaser and the consummation of the transactions contemplated hereby and thereby by Purchaser will not (i) violate any provision of Purchaser's partnership agreement and, in the case of Macon, its certificate of limited partnership,
(ii) to Purchaser's knowledge, violate, conflict with or result in the breach of any of the terms of, result in a modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which Purchaser is a party or by or to which it or any of its assets or properties may be bound or subject, excluding in any case such violations, conflicts, breaches or defaults that would not reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder, (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which Purchaser, or the assets, properties or business of Purchaser are bound, (iv) to Purchaser's knowledge, violate in any respect any statute, law or regulation, excluding in any case such violations that would not reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder, (v) violate or cause any revocation of or limitation on any permit
(A) that is necessary to the lawful conduct of Purchaser's business and (B) the violation, revocation or limitation of which could reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder.

         4.4 Compliance with Laws. To Purchaser's knowledge, Purchaser is in, and has operated in, compliance in all material respects with all applicable federal (including the Communications Act), state and local laws, regulations and ordinances and any applicable requirements of any governmental or regulatory body, court or arbitrator affecting its business or its assets, except for noncompliance that has not and would not reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder.

         4.5 Litigation. Except for legal or administrative proceedings affecting the cellular telephone industry generally, there is no Action pending or, to Purchaser's knowledge, threatened against Purchaser with respect to its business, excluding in any case such Actions that would not reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder.

         4.6 Consents. Except for (i) a Final Order of the FCC to the assignment of the FCC Licenses from Seller to Purchaser, (ii) the expiration of the waiting period under the HSR Act, and (iii) the consent of such other governmental or regulatory body or third parties as are separately identified on Schedule 4.6, no approval, consent or authorization of, or registration or filing with any person is required by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.7 FCC Matters. Purchaser is fully qualified under the Communications Act to be an FCC licensee and to be approved as the assignee of the FCC Licenses. Purchaser knows of no reason why the FCC will not grant its consent to the assignment of the FCC Licenses from Seller to Purchaser. Neither Purchaser, nor any "real party in interest" (as defined by Section
22.13 of the FCC's rules) (i) has had the FCC deny an application for an authorization, (ii) has had the FCC revoke an authorization granted to it, or
(iii) has been the subject of an investigation by the FCC.

         4.8 Financial Ability to Close. Purchaser specifically represents and warrants to Seller that Purchaser presently has and at Closing will have the financial ability to perform Purchaser's obligations under this Agreement.

   5. Covenants of Seller and Purchaser. Seller and Purchaser covenant and agree with the other as follows:

         5.1 Continuance of Business. From the date hereof until the Closing Date (or the earlier termination hereof), Seller agrees that it will:

             (a) use commercially reasonable efforts to carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore carried on; preserve intact all material Permits and the present business organization of the Business; use commercially reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with the Business to the end that its goodwill and ongoing business shall be conducted on substantially the same basis on the Closing Date as on the date hereof; and use reasonable efforts, consistent with past practices, to maintain subscriber growth.

             (b) keep in full force and effect insurance comparable to that carried by Seller with respect to the Business and the Purchased Assets on the date hereof unless otherwise consented to in writing by Purchaser, which consent will not be unreasonably withheld, conditioned or delayed;

             (c) perform in all material respects all of Seller's obligations under all contracts and other agreements relating to the Business, including the discharge of all accounts payable of the Business in accordance with past practices, except when the amount thereof is being contested in good faith;

             (d) not amend, terminate or waive any rights under any material Contracts or enter into any material Contracts relating to the Business, except in the ordinary course of business unless otherwise consented to in writing by Purchaser, which consent will not be unreasonably withheld, conditioned or delayed;

             (e) not to provide pay increases to employees in excess of the aggregate pay increases in the 1996 budget for the Business unless otherwise consented to in writing by Purchaser, which consent will not be unreasonably withheld, conditioned or delayed ;

             (f) not voluntarily take any action to reduce its CGSA coverage as shown in filings with the FCC unless required by the Communications Act;

             (g) not amend its Revenue Recognition Policy (Policy No. 150, Last Revised January 11, 1996); and

             (h) consult with Purchaser on at least a monthly basis with respect to material marketing, construction and operational issues.

         5.2 Access to Information; Notice of Breach. From the date hereof until the Closing Date (or the earlier termination hereof), at reasonable times and upon reasonable advance written notice to the Executive Officers, Purchaser shall be entitled, through its employees and representatives, to make such investigation of the assets, properties, facilities, personnel, business and operations of the Business and such examination of the books, records and financial condition of the Business as Purchaser reasonably requests; provided, however, that any such inspection shall be done in such a manner so as not to unreasonably disrupt Seller's conduct of the Business and shall be subject to any restrictions imposed by the Executive Officers. Purchaser agrees to provide Seller with prompt written notice if Purchaser determines that, based upon information provided to Purchaser or through its own investigation, any of the Seller is in breach of any representation, warranty or covenant of Seller set forth in this Agreement. If this Agreement is terminated, Purchaser agrees to return or cause to be returned all such information provided to Purchaser or its representatives within five (5) days after the date of such termination.

         5.3 Governmental Permits and Approvals; Consents. Seller and Purchaser shall use commercially reasonable efforts to obtain promptly all permits and approvals (including Material Consents) from any governmental or regulatory body or third-party necessary for lawful consummation of the Closing. In furtherance of the foregoing, Purchaser agrees to provide all information (including financial information) that is reasonably requested by any person from whom any approval or consent (including any Material Consent) is necessary for lawful consummation of the Closing.

         5.4 Employees; Employee Compensation.  In connection with the Closing,
Purchaser may extend offers of employment to employees of Seller.   At least
thirty (30) days prior to the Closing Date, Purchaser shall provide written notice to Seller identifying any employees of Seller to whom Purchaser does not intend to extend offers of employment. Purchaser shall have no liability to Seller for any losses of Seller as a result of any discharges of employees by Seller as a result of the transaction contemplated hereunder or otherwise. In addition, Purchaser shall not assume any liability for any of Seller's employee benefit plans other than accruals for compensation or benefits included as current liabilities on the Closing Date Balance Sheet. Nothing contained in this Agreement shall confer upon any such employee any right with respect to continued employment by Seller or Purchaser. No provision of this Agreement shall create any third-party rights in any such employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such employee by Purchaser or under any benefit plan that Purchaser may maintain. Purchaser agrees to indemnify Seller (in accordance with the provisions contained in Section 11) for any Losses (as hereinafter defined) of Seller as a result of any wrongful discharge claims of employees hired by Purchaser and discharged by Purchaser.

         5.5 HSR Act. Promptly (but in any event within ten (10) business days) after the date hereof, the parties shall file all information and documents required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

         5.6 Regulatory Approvals.

             (a) The parties agree that in order to consummate the transactions contemplated hereby, the FCC shall have given its consent to the assignment of the FCC Licenses from Seller to Purchaser and to the transactions contemplated hereby, and the consents of the FCC shall have become Final Orders (collectively, the "Regulatory Approvals").

             (b) Promptly (but in any event within five (5) business days) after the execution hereof, the parties shall submit for filing to the FCC all information and documents required in connection with obtaining the approvals of the FCC to the transactions contemplated by this Agreement.

         5.7 Restrictions on Certain Actions. From the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement, Purchaser will not, and Purchaser will use its best efforts to ensure that all persons whose actions or ownership interests would be attributable to Purchaser under the Communications Act will not, in any manner, directly or indirectly, solicit, initiate, encourage or participate in applications, bids, purchases or negotiations with respect to the acquisition of any interest in an FCC license that, if consummated, would have the effect under the Communications Act of preventing or delaying Purchaser from consummating the acquisition of the Purchased Assets as contemplated by this Agreement.

         5.8 Casualty or Condemnation. The risk of loss or damage to any of the Purchased Assets shall be upon Seller prior to Closing and upon Purchaser thereafter. If, after the date hereof but prior to the Closing Date, a material portion of the Purchased Assets is damaged, destroyed or lost by fire or other casualty, or if condemnation or eminent domain proceedings are proposed, threatened or commenced against a material portion of the Purchased Assets, Seller will promptly notify Purchaser of such event. Seller shall repair, rebuild or replace the portion of the Purchased Assets damaged, destroyed or lost prior to the Closing Date to substantially the same condition that such Purchased Assets were in immediately prior to such damage, destruction or loss, and the parties agree to extend the date for Closing as reasonably necessary to allow Seller comply with such obligation.

         5.9 Supplemental Disclosure. Seller shall have the right from time to time prior to the Closing Date to supplement the Schedules hereto with respect to any matter hereafter arising that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto. For purposes of the rights and obligations of the parties hereunder, any such supplemental disclosure shall be deemed to cure any breach of any representation or warranty of Seller made in this Agreement and to have been disclosed by Seller as of the date of this Agreement; provided, however, such supplemental disclosure by Seller shall not (unless otherwise contemplated by this Agreement) alter, amend or otherwise expand the scope of the Assumed Liabilities as described herein on the date hereof, cause any material change in the Purchased Assets, as described on the date hereof, nor change any of the financial terms hereof.

         5.10 Disclaimer of Other Representations and Warranties. Purchaser acknowledges and agrees that Seller does not make, and has not made, any representations or warranties relating to Seller, the Business or the Purchased Assets other than the representations and warranties of Seller expressly set forth in this Agreement. Without limiting the generality of the disclaimer set forth in the preceding sentence, Seller does not make, and Seller, its officers, employees and agents have not made, and shall not be deemed to have made any representations or warranties in the Confidential Offering Memorandum dated September 1995, and any supplements or addenda thereto (collectively, the "Offering Memorandum"), any presentation relating to Seller, the Business or the Purchased Assets given in connection with the transactions contemplated by this Agreement, in any filing made by or on behalf of Seller with any governmental agency or in any other information provided to or made available to Purchaser, and no statement contained in the Offering Memorandum, made in any such presentation, made in any such filing or contained in any such other information shall be deemed to be a representation or warranty of Seller hereunder or otherwise. No person has been authorized by Seller to make any representation or warranty in respect of Seller, the Business or the Purchased Assets in connection with the transactions contemplated by this Agreement that is inconsistent with or in addition to the representations and warranties of Seller expressly set forth in this Agreement.

         5.11 Environmental Audits.

             (a) As a condition precedent to Closing, Seller will cause to be conducted preliminary environmental site assessments (Phase Ones) and if recommended by the environmental consultant, environmental testing and laboratory evaluation (Phase Twos), of each parcel of its Real Property. Phase Ones and Phase Twos (if required) shall be: (i) conducted in accordance with current ASTM standards; (ii) certified to both Seller and Purchaser; (iii) performed by licensed environmental professionals mutually acceptable to both parties; and (iv) conducted at the sole expense of Seller. Copies of the reports of each Phase One and Phase Two (if required) conducted will be provided to Purchaser within sixty (60) days after execution of this Agreement, but in no event less than thirty (30) days prior to the Closing.

             (b) If any Phase One or Phase Two reveals any condition that would be likely to require remediation under applicable state or federal law, then Seller shall agree either to (i) complete such remediation prior to Closing, or (ii) permit Purchaser to have such remediation completed after Closing and granting Purchaser a credit at Closing against the Acquisition Price for the approximate costs to be incurred by Purchaser in completing such remediation (it being understood that the limitations imposed by the Deductible shall not apply to any such remediation costs). If the approximate remediation cost referred to in the preceding sentence is an amount in excess of $300,000 (the "Environmental Threshold"), then Seller shall have the right, at its option, by written notice to Purchaser to terminate this Agreement unless Purchaser and Palmer (as hereinafter defined) agree by written instrument acceptable to Seller to indemnify and hold harmless Seller and its affiliates from and against all Losses in excess of the Environmental Threshold.

             (c) Notwithstanding any other term hereof, if any Phase One or Phase Two uncovers an environmental condition of which Seller does not have knowledge on the date hereof and that due to Seller's then-gained knowledge of such condition, then comprises a breach of Seller's representations or warranties herein (which were qualified as to Seller's knowledge), Seller shall not have breached such a representation or warranty of this Agreement.

         5.12 Financials.

             (a) Seller shall furnish to Purchaser monthly unaudited balance sheets and income statements reported in accordance with GAAP (subject to year-end adjustments and except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements) and consistent with prior periods for Seller, as soon as practicable after the end of each month (commencing with January, 1996).

             (b) Prior to the Closing Date, and subject to Purchaser's compliance with the provisions contained in Section 5.17, Seller will obtain and deliver to Purchaser, at the expense of Purchaser up to a maximum of $30,000, (i) the unqualified report of Ernst & Young LLP ("Seller's Accountant") on the audited balance sheet of Seller as of December 31, 1994 and

December 31, 1995 and the related statements of income and cash flows for the years then ended (collectively, "Audited Financial Statements"), prepared in accordance with the Rules and Regulation S-X of the Securities and Exchange Commission ("SEC"), and (ii) the consent of Seller's Accountant, consenting to the inclusion of the Audited Financial Statements in both an 8-K Statement and an S-1 Registration Statement of Purchaser.

         5.13 Release of Liens. Seller will deliver to Purchaser at Closing
(a) all documents, executed by Lender that are necessary to release the Security Interests on the Purchased Assets ("Releases") or (b) in the alternative and at the option of Seller, pay-off letters from Lender ("Pay-Off Letters"), in a form reasonably acceptable to Purchaser, wherein Lender agrees to release the Security Interests in the Purchased Assets, and Seller shall deliver to Purchaser proof, reasonably satisfactory to Purchaser, of the full payment to Lender of the amounts described in the Pay-Off Letters.

         5.14 Other Negotiations. Seller shall not, and shall not permit or authorize any partner, officer, employee or other agent of Seller, directly or indirectly, to:

             (a) take any action to solicit, initiate or encourage the submission of any proposal, offer or indication of interest from any person, entity or group relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity in, Seller or any business combination with Seller, or

             (b) participate in any negotiations regarding, or furnish to any other person, entity or group any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person, entity or group to do or seek any of the foregoing.

         In addition, Seller shall instruct any financial adviser engaged by Seller for any purpose within the past twelve (12) months to refrain from taking any actions referred to in clause (a) or (b) of the immediately preceding sentence. Seller shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Purchaser) conducted heretofore with respect to any of the foregoing.

         5.15 Terminated Contracts.

             (a) Prior to Closing, Seller shall, in consultation with Purchaser, terminate the contracts set forth on Schedule 5.15 (the "Terminated Contracts") in accordance with the terms of any Terminated Contract (including any advance notice provisions), provided that the effect of any such termination shall be no earlier than the Closing Date. If term of any Terminated Contract extends beyond the Closing Date, such Terminated Contract shall constitute an Assumed Liability pursuant to and in accordance with
Section 1.4.

             (b) In the event of a termination of this Agreement by Seller in accordance with the terms of Section 12.2(c)(ii), in addition to any other remedies available to Seller, Purchaser shall indemnify, defend and hold harmless Seller and its affiliates from and against all Losses sustained by Seller or such affiliates as a result of the termination of any Terminated Contract.

         5.16 Installation of Equipment. Prior to the Closing Date, Purchaser may install and maintain, at its sole expense, Northern Telecom equipment, microwave dishes and local telco transport facilities at the Real Property cell sites for transition to Purchaser's switch, provided that (a) Purchaser provides Seller with reasonable advance notice of any such installation, (b) such installation and maintenance is technically feasible in its current condition in Seller's reasonable determination, (c) such installation and maintenance does not adversely interfere in any respect with Seller's conduct of the Business, (d) such installation and maintenance is permitted by any applicable Real Property Lease (if not permitted Seller will assist Purchaser in attempting to obtain consent of Lessor without any cost to Seller), (e) Purchaser pays directly any and all incremental costs, if any, associated with any such installation and maintenance, and (f) Purchaser shall indemnify, defend and hold harmless Seller and its affiliates from and against all Losses sustained by Seller or such affiliates as a result of any such installation or maintenance or the presence of such equipment at the Real Property.

         5.17 Securities Filings. Palmer Wireless, Inc., a Delaware corporation ("Palmer"), intends to prepare and file with the SEC certain securities filings in accordance with its public disclosure obligations required by law (the "Securities Filings"). Purchaser agrees that no information (financial or otherwise) concerning Seller, its financial condition or results of operations, the Purchased Assets or the System (collectively, "Seller Information") may be included in any Securities Filings unless Seller agrees in writing that any such information may be included therein or unless otherwise required by law in the reasonable opinion of Purchaser's legal counsel. Moreover, Purchaser shall furnish to Seller and its counsel for their review and approval (which approval shall not be unreasonably withheld), in advance of any filing thereof, any Securities Filings containing any Seller Information, and Purchaser agrees to indemnify, defend and hold harmless Seller and its affiliates from and against any and all Losses sustained by Seller or such affiliates as a result of the inclusion of any Seller Information in any Securities Filings.

         5.18 Agent Chargeback Information. From and after the date hereof until the Closing Date, Seller shall deliver to Purchaser monthly statements reflecting all chargebacks for that month with respect to Seller's agents.

         5.19 Unserved Areas. In the event the Closing has not occurred by September 1, 1996 and the unserved area in the RSA is greater than 49 contiguous square miles, the Seller shall take all reasonable actions to extend Seller's CGSA throughout the RSA such that there remains no unserved areas in the RSA greater than 49 contiguous square miles and such CGSA extensions shall be completed prior to the expiration of the five-year fill-in period for the RSA. Purchaser and its affiliates will provide Seller reasonable incursions into Purchaser's markets to allow such CGSA extensions, on terms and conditions reasonably acceptable to Purchaser.

         5.20 North Griffin Contour. Within fifteen (15) business days after the execution of the Agreement, Seller shall file a Form 489 Application with the FCC accurately depicting the 32-DBU contour of the cell site serving North Griffin.

         5.21 Microwave Licenses. Within fifteen (15) business days after the execution of the Agreement, Seller shall apply for all necessary FCC licenses for microwave facilities currently serving the RSA. All microwave facilities shall be licensed prior to Closing.

         5.22 Deferred Exchange. Purchaser acknowledges that Seller may elect to effect a like-kind exchange under Section 1031 of the Code and the regulations promulgated thereunder with respect to the Purchased Assets to be transferred to Purchaser in accordance with the terms of this Agreement. It is anticipated that the exchange shall be a delayed exchange (the "Deferred Exchange") using a qualified intermediary (the "Intermediary") complying with the requirements of Section 1031 of the Code and the regulations promulgated thereunder. Upon Seller's direction to Purchaser in writing, Purchaser shall pay at Closing all or any portion of the Closing Cash Payment to the Intermediary for use in acquiring, for conveyance to Seller, the assets of other cellular communications systems and/or cellular communications equipment. Seller shall bear the fees and expenses of the Intermediary. Notwithstanding the provisions of Section 13.11 of the Acquisition Agreement, Seller may assign its rights hereunder to the Intermediary as required to effectuate the Deferred Exchange. Purchaser will not incur any liability or obligation to any party in connection with the Deferred Exchange (other than liabilities and obligations to Seller as set forth herein) and Seller shall indemnify and hold Purchaser harmless against any such liabilities and obligations (other than liabilities and obligations to Seller as set forth herein).

     6. Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived in writing by Purchaser (provided that if any condition shall not have been satisfied due primarily to the action or inaction of Purchaser or any of its affiliates, such condition shall be deemed to have been satisfied or waived by Purchaser):

         6.1 Regulatory Approvals. All Regulatory Approvals shall have been received in accordance with the provisions of Section 5.6.

         6.2 Premerger Notification Compliance. All requirements under the HSR Act and the rules promulgated thereunder applicable to the transactions contemplated hereby shall have been met, including all necessary filing and waiting requirements, and neither the United States Department of Justice nor the Federal Trade Commission shall have raised an objection to the transactions contemplated hereby.

         6.3 Representations and Warranties on Closing Date. All representations and warranties of Seller made in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date, except for (i) inaccuracies that have not resulted in a Material

Adverse Effect, (ii) changes contemplated by this Agreement, (iii) changes that occur as a result of the operation of the Business in the ordinary course subsequent to the date hereof and prior to the Closing Date, (iv) representations and warranties that are made as of a specific date, and (v) inaccuracies that have been waived in writing by Purchaser.

         6.4 Terms, Covenants and Conditions. All the terms, covenants and conditions of this Agreement to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with and performed in all material respects unless waived in writing by Purchaser.

         6.5 No Material Adverse Change. There shall have been no Material Adverse Change since the date of this Agreement.

         6.6 Absence of Litigation. No Action shall have been instituted before any court or governmental or regulatory body by any person (other than Purchaser or any of its affiliates), or instituted or threatened by any governmental or regulatory body, to prevent the carrying out of the transactions contemplated hereby.

         6.7 Environmental Audits. All environmental Phase Ones and Phase Twos (if required) shall have been conducted by Seller and the reports thereof shall have been delivered to Purchaser in accordance with the terms of Section 5.11.

         6.8 Closing Deliveries. Seller shall have delivered or caused to be delivered to Purchaser at Closing those items specified in Section 8.1.

         The decision of Purchaser to consummate the transactions contemplated hereby without satisfaction of any of the preceding conditions shall not constitute a waiver of any of Seller's representations, warranties, covenants or indemnities herein.

     7. Conditions Precedent to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived in writing by Seller (provided that if any condition shall not have been satisfied primarily due to the action or inaction of Seller or any of its affiliates, such condition shall be deemed to have been satisfied or waived by Seller):

         7.1 Regulatory Approvals. All Regulatory Approvals shall have been received in accordance with the provisions of Section 5.6.

         7.2 Premerger Notification Compliance. All requirements under the HSR Act and the rules promulgated thereunder applicable to the transactions contemplated hereby shall have been met, including all necessary filing and waiting requirements, and neither the United States Department of Justice nor the Federal Trade Commission shall have raised an objection to the transactions contemplated hereby.

         7.3 Representations and Warranties on Closing Date. All representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date, except for (i) representations and warranties that are made as of a specific date, (ii) inaccuracies that have been waived in writing by Seller, and (iii) inaccuracies that have not had a material adverse effect upon its ability to deliver the Preliminary Acquisition Price to Seller at Closing.

         7.4 Terms, Covenants and Conditions. All the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with and performed in all material respects unless waived in writing by Seller.

         7.5 Absence of Litigation. No Action shall have been instituted before any court or governmental or regulatory body by any person (other than Seller or any of its affiliates) or instituted or threatened by any governmental or regulatory body, to prevent the carrying out of the transactions contemplated hereby.

         7.6 Closing Deliveries. Purchaser shall have delivered or caused to be delivered to Seller at Closing those items specified in Section 8.2.

         The decision of Seller to consummate the transactions contemplated hereby without satisfaction of any of the preceding conditions shall not constitute a waiver of any of Purchaser's representations, warranties, covenants or indemnities herein.

     8. Deliveries at the Closing. The following deliveries shall be made at the Closing, each of which shall be conditional on completion of all the others and all of which shall be deemed to have taken place simultaneously:

         8.1 Seller's Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser all of the following:

             (a) all conveyances, deeds, assignments, bills of sale, and other appropriate conveyancing instruments transferring to Columbus and/or Macon (as specified in writing by Purchaser) the Purchased Assets, including a General Assignment and Instrument of Conveyance (substantially in the form of Exhibit 8.1(a)(i)); an Assignment of Leases and Assumption of Obligations (substantially in the form of Exhibit 8.1(a)(ii)), and an Assignment of Contracts and Assumption of Obligations (substantially in the form of Exhibit 8.1(a)(iii));

             (b) the opinions of Kleinbard, Bell & Brecker, corporate counsel to Seller, and Latham & Watkins, FCC counsel to Seller, substantially in the forms of Exhibits 8.1(b)(i) and 8.1(b)(ii), respectively;

             (c) the Capital Expenditures Summary and the Initial Adjustment Amount Statement delivered ten (10) business days prior to Closing;

             (d) a certificate executed by an executive officer of Horizon G.P., Inc., a Delaware corporation ("Horizon Corporate") that is the general partner of KCCGP, L.P., a Delaware limited partnership ("KCCGP") that is the general partner of Seller, confirming the matters contained in Sections 6.3 and 6.4;

             (e) a certificate of the secretary of Horizon Corporate attesting to (i) the resolutions adopted by the board of directors of Horizon Corporate duly authorizing the execution, delivery and performance of this Agreement by Seller and the execution and delivery by Seller of all instruments and documents contemplated hereby, and (ii) the signatures of the officers of Horizon Corporate who have been authorized to execute and deliver this Agreement and any other agreement executed or to be executed in connection herewith;

             (f) good standing certificates of Seller, KCCGP and Horizon Corporate from the Secretary of State of Delaware;

             (g)    the Escrow Agent Instructions;

             (h)    the Material Consents; and

             (i)    the Releases or Pay-off Letters from Lender.

         8.2 Purchaser's Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller (or to any other person as directed by Seller in writing) all of the following:

             (a)    the Instrument of Assumption;

             (b)    the Closing Cash Payment;

             (c)    the Accretion Factor Payment, if any;

             (d)    the Initial Adjustments Amount, if any;

             (e)    the Escrow Agent Instructions;

             (f) the opinion of K. Patrick Meehan, general counsel to Palmer, substantially in the form of Exhibit 8.2(f);

             (g) a certificate executed by an executive officer of Purchaser confirming the matters contained in Sections 7.3 and 7.4; and

             (h) a certificate of the secretary of Palmer, attesting to (i) the resolutions adopted by the board of directors of Palmer duly authorizing the execution, delivery and performance of this Agreement by Purchaser (through Palmer Wireless Holdings, Inc. ("Palmer Wireless"), with respect to Columbus, and CEI Communications, Inc. ("CEI"), with respect to Macon, each of which corporations is owned 100% by Palmer) and the execution and delivery by Purchaser of all instruments and documents contemplated hereby, and (ii) the signatures of the officers of Purchaser who have been authorized to execute and deliver this Agreement and any other agreement executed or to be executed in connection herewith; and

             (i) good standing certificates of Palmer, Palmer Wireless and CEI from the Secretary of State of Delaware and of Macon from the Secretary of State of New Hampshire.

     9. Confidentiality. Except as otherwise provided in this Section 9, from and after the date hereof, Purchaser shall keep secret and retain in strictest confidence, and shall not, without the express prior written consent of one of the Executive Officers, directly or indirectly, disclose, disseminate, publish, reproduce, retain, use (for its benefit or for the benefit of others) or otherwise make available in any manner whatsoever, any Confidential Information (as hereinafter defined) regarding Seller (or this Agreement or the transactions contemplated hereby) to anyone except (i) to Purchaser's representatives (who shall be informed of the confidential nature of such information and who shall agree to keep such information confidential), (ii) as otherwise required by law, or (iii) as required to obtain the Regulatory Approvals. As used in this Agreement, the term "Confidential Information" shall mean all confidential and proprietary knowledge and information not readily available to the public heretofore or hereafter conceived, learned or disclosed (including all documents, writings, memoranda, business plans, computer software, reports, pricing, cost and sales information, financial statements, customer and supplier lists, trade secrets, discoveries, ideas, concepts, models, prototypes, diagrams and marketing strategies, plans and techniques). If Purchaser breaches, or threatens to commit a breach of, any of the provisions of this Section 9, Seller shall have the right (in addition to any other rights and remedies available to Seller at law or in equity) to equitable relief (including injunctions) against such breach or threatened breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to Seller and that money damages would not be an adequate remedy to Seller. Purchaser agrees that it will not seek, and hereby waives any requirement for, the securing or posting of a bond or proving actual damages in connection with Seller's seeking or obtaining such relief. Notwithstanding the foregoing, Purchaser may, following execution of this Agreement, issue a joint statement with Seller for public dissemination describing this Agreement, the financial terms hereof and the transactions contemplated herein. Furthermore, from and after the Closing Date, the restrictions contained in this Section 9 shall continue to apply with respect to Confidential Information concerning Seller, but shall not apply to any Confidential Information concerning the Purchased Assets or the System.

     10. Survival of Representations and Warranties. Unless this Agreement is terminated as provided herein, the representations and warranties of Seller and Purchaser contained herein shall survive the consummation of the transactions contemplated hereby and the Closing Date and shall expire twelve
(12) months after the Closing Date.

     11. Indemnification.

         11.1 Obligation to Indemnify by Seller.  Subject to the terms of
Section 10, from and after the Closing Date, Seller agrees to indemnify, defend and hold harmless Purchaser (and its affiliates, and their directors, officers, stockholders and employees), from and against all losses, Taxes, liabilities, damages, lawsuits, deficiencies, claims, demands, costs or expenses, including interest, penalties and reasonable attorneys' fees and disbursements (collectively, "Losses"), based upon (i) any breach of any representation or warranty of Seller contained in this Agreement, or (ii) any breach of any covenant or agreement of Seller contained in this Agreement.

         11.2 Obligation to Indemnify by Purchaser.  Subject to the terms of
Section 10, from and after the Closing Date, Purchaser agrees to indemnify, defend and hold harmless Seller (and its partners, affiliates, and their directors, officers, stockholders and employees) from and against all Losses based upon (i) any breach of any representation or warranty of Purchaser contained in this Agreement, or (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement.

         11.3 Procedures for Claims Between the Parties. If a claim (a "Claim") is to be made by the party claiming indemnification (the "Claimant") against the other party (the "Indemnifying Party"), the Claimant shall give written notice (a "Claim Notice") to the Indemnifying Party as soon as practicable after the Claimant becomes aware of the facts, condition or event that gave rise to Losses for which indemnification is sought under this Section 11, provided that in no event shall such notice be effective if given after the date that is twelve (12) months after the Closing Date. Following receipt of the Claim Notice from the Claimant, the Indemnifying Party shall have thirty
(30) days to make such investigation of the Claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Claimant to substantiate the Claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period to the validity and amount of such Claim, the Indemnifying Party shall pay to the Claimant the amount of such Claim. If the Claimant and the Indemnifying Party do not agree within said period, the Claimant may seek appropriate legal remedy in accordance with the provisions of Section 13.1.

         11.4 Defense of Third-Party Actions. If any lawsuit or enforcement action (a "Third Party Action") is filed against a Claimant entitled to the benefit of indemnity hereunder, written notice thereof (the "Third-Party Action Notice") shall be given by the Claimant to the Indemnifying Party as promptly as practicable (and in any event within ten (10) business days after the service of the citation or summons or other manner of process), provided that in no event shall such notice be effective if given after the date that is twelve (12) months after the Closing Date. After such notice, if the Indemnifying Party shall acknowledge in writing to the Claimant that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such Third-Party Action, then the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such Third-Party

Action, (ii) to employ and engage attorneys of its choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense, and (iii) to compromise or settle such Third-Party Action, which compromise or settlement shall be made only with the written consent of the Claimant (such consent not to be unreasonably withheld, conditioned or delayed) unless such compromise or settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Claimant. If the Indemnifying Party fails to assume the defense of such Third-Party Action within fifteen
(15) days after receipt of the Third-Party Action Notice, the Claimant will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third-Party Action; provided, however, that such Third-Party Action shall not be compromised or settled without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event the Claimant assumes the defense of the Third-Party Action, the Claimant will keep the Indemnifying Party timely informed of the progress of any such defense, compromise or settlement.

         11.5 Limitations. The Indemnifying Party's obligations to indemnify the Claimant pursuant to this Section 11 shall be subject to the following limitations:

             (a) No indemnification shall be required to be made by the Indemnifying Party until the aggregate amount of the Claimant's Losses exceeds Two Hundred Thousand Dollars ($200,000) (the "Deductible") and then indemnification shall only be required to be made by the Indemnifying Party to the extent of such Losses that exceed the Deductible. Notwithstanding the foregoing, the Deductible shall not apply to any indemnification obligation of Seller in connection with Seller's failure to perform the covenants set forth in Section 5.19, Section 5.20 or Section 5.21.

             (b) No indemnification shall be required to be made by the Indemnifying Party for the amount of the Claimant's Losses that is in excess of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the "Indemnification Cap").

             (c) The indemnification obligation of an Indemnifying Party shall be reduced so as to give effect to any net reduction in federal, state, local or foreign income or franchise tax liability realized at any time by the Claimant in connection with the satisfaction by the Indemnifying Party of a Claim with respect to which indemnification is sought hereunder. The indemnification obligation of an Indemnifying Party shall also be reduced to the extent of any available insurance proceeds. Additionally, the Claimant shall refund to the Indemnifying Party any amount of the Claimant's Losses that are subsequently recovered by the Claimant pursuant to a settlement or otherwise.

             (d) In no event shall the term "Losses" include any consequential, incidental, indirect or any loss or damage to Claimant, whether or not based upon events giving rise to indemnification hereunder, including claims brought by third parties in connection with any public offering or damages based on a multiple of earnings formula.

             (e) From and after the Closing Date, the indemnification rights contained in this Section 11 shall constitute the sole and exclusive remedies of the parties hereunder and shall supersede and displace all other rights that either party may have under statute or common law.

     12.     Breaches and Defaults; Termination; Remedies.

         12.1 Breaches and Defaults; Opportunity to Cure. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the "Non-Breaching Party") believes the other (the "Breaching Party") to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon the Breaching Party shall have thirty (30) days from the receipt of such notice to cure such breach; provided, however, that if such breach is not capable of being cured within such period and if the Breaching Party shall have commenced action to cure such breach within such period and is diligently attempting to cure such breach, then the Breaching Party shall be afforded an additional thirty (30) days to cure such breach; provided, further, however, Purchaser shall have no opportunity to cure the breach of its obligation to deliver any required portion of the Acquisition Price to be delivered to Seller at Closing. If the breach is not cured within such time period, then the Breaching Party shall be in default hereunder and the Non-Breaching Party shall be entitled to terminate this Agreement (as provided in Section 12.2). This right of termination shall be in addition to, and not in lieu of, any legal remedies available to the Non-Breaching Party.

         12.2 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

             (a)    by mutual written agreement of the parties hereto;

             (b) by Purchaser, provided Purchaser is not then in breach of this Agreement, pursuant to a written notice to Seller, (i) if any one or more of the conditions to Purchaser's obligation to close has not been fulfilled in any material respect as of the Closing Date, (ii) subject to Section 12.1, if Seller has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, or (iii) if the Closing shall not have taken place by the date that is twelve (12) months after the date of the execution of this Agreement (the "Outside Date") (unless any of the foregoing events shall have resulted primarily from Purchaser breaching any representation, warranty, covenant or agreement contained in this Agreement); and

             (c) by Seller, provided Seller is not then in breach of this Agreement, pursuant to a written notice to Purchaser, (i) if any one or more of the conditions to Seller's obligation to close has not been fulfilled in any material respect as of the Closing Date, (ii) subject to Section 12.1, if Purchaser has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, (iii) if the Closing shall not have taken place by the Outside Date, or (iv) in accordance with Section
5.11 (unless any of the foregoing
events shall have resulted primarily from Seller's breach of any representation, warranty, covenant or agreement contained in this Agreement).

         12.3 Effect of Termination. In the event of any termination of this Agreement, all obligations of the parties hereto under this Agreement (except for the obligations contained in Sections 9, 13.1, 13.2 and 13.5) shall terminate as of such date of termination and this Agreement shall thereafter become void and be of no further force and effect, and upon such termination no party hereto shall be liable to the other party, except for damages and expenses (including attorneys', accounting and other professional fees and expenses) resulting from breaches of this Agreement prior to such termination.

     13.     Miscellaneous.

         13.1 Resolution of Disputes.

             (a) Any controversy, dispute or claim (collectively, a "Dispute") between the parties arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") then obtaining. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA rules. The arbitration shall be held in Philadelphia, Pennsylvania unless the parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction in Philadelphia, Pennsylvania; provided, however, that nothing contained in this Section 13.1 shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement during the pendency of the arbitration proceedings. Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over the subject matter hereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve any claim hereunder, including specific performance of the matters set forth in this Agreement.

             (b) Any such arbitration will be conducted before three (3) arbitrators, one of which shall be chosen by Seller, one of which shall be chosen by Purchaser, and the third chosen by the other two arbitrators. The decision of a majority of the arbitrators will be the decision of the arbitrators. The arbitrators shall permit such discovery as they shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Any such discovery shall be limited to information directly related to the controversy or claim in arbitration and shall be concluded within sixty (60) days after appointment of the third arbitrator.

             (c) The prevailing party in any arbitration hereunder shall be entitled to an award of its reasonable costs incurred in connection therewith, including attorneys' fees.

             (d) For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

             (e) Upon the conclusion of any arbitration proceedings hereunder, the arbitrators will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

             (f) The arbitrators chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

         13.2 Expenses. The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, consultants, counsel and accountants.

         13.3 Further Assurances. Each of the parties shall execute such agreements and documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts (which shall not include the payment of money) to fulfill or obtain the fulfillment of the conditions to the Closing, including the execution and delivery of any other agreement or document, the execution and delivery of which are conditions precedent to the Closing.

         13.4 Access to Records. From and after the Closing Date, Seller shall allow Purchaser, and its counsel, accountants and other representatives, such access to Seller's records that after the Closing are in the custody or control of Seller as Purchaser reasonably requires in order to comply with its obligations under law or under contracts constituting Assumed Liabilities.
From and after the Closing Date, Purchaser shall allow Seller, and its counsel, accountants and other representatives, such access to records that after the Closing are in the custody or control of Purchaser as Seller reasonably requires in order to comply with its obligations under law (including with respect to tax matters and the preparation of the Closing Date Balance Sheet and the Closing Statement).

         13.5 Indemnification of Brokerage. Seller agrees to indemnify and save Purchaser harmless from any claim or demand for commissions or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Seller or any affiliate (including Morgan Stanley & Co. Incorporated), and to bear the cost of reasonable legal fees and expenses incurred in defending against any such claim. Purchaser agrees to indemnify and save Seller harmless from any claim or demand for commissions or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Purchaser or any affiliate and to bear the cost of reasonable legal fees and expenses incurred in defending against such claim.

         13.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant, or any part of any covenant is invalid or unenforceable, such covenant shall be enforced to the extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         13.7 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if delivered personally against receipt; when transmitted if transmitted by telecopy, electronic or digital transmission method; the next day if sent for next day delivery by a nationally recognized overnight courier service; or upon receipt if sent by certified, registered or express mail, return receipt requested, postage prepaid. In each case notice shall be sent as follows:

                    (a) if to Seller, to:

                        Horizon Cellular Group
                        101 Lindenwood Drive / Suite 125
                        Malvern, PA  19355
                        Telecopy No.: 610-993-2683
                        Attention:  Mr. Bruce M. Hernandez

                    with a required copy to:

                        Kleinbard Bell & Brecker
                        1900 Market Street / Suite 700
                        Philadelphia, Pennsylvania 19103
                        Telecopy No.: 215-568-0140
                        Attention:  Howard J. Davis, Esquire

                    (b) if to Purchaser, to:

                        Palmer Wireless, Inc.
                        12800 University Drive / Suite 500
                        Fort Myers, FL  33907-5337
                        Telecopy No.:  941-433-8210
                        Attention:  Mr. William J. Ryan

                    with a required copy to:

                        Palmer Wireless, Inc.
                        12800 University Drive / Suite 500
                        Fort Myers, FL 33907-5337
                        Telecopy No.:  941-433-8210
                        Attention:  K. Patrick Meehan, Esquire

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

         13.8 Entire Agreement. This Agreement (including the Schedules and Exhibits) and the agreements (including the Escrow Agreement), certificates and other documents delivered hereunder contain the entire agreement between the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto including that certain Confidentiality Agreement dated October 4, 1995 between Purchaser and Horizon.

         13.9 Amendments and Waivers. This Agreement may be modified or amended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         13.10 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law or any rule of interpretation or construction as to which party drafted this Agreement, except with respect to matters of law concerning the internal corporate affairs of any corporate entity that is a party to or the subject of this Agreement (as to those matters of law, the jurisdiction under which the respective entity derives its powers shall govern).

         13.11 Assignment; Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned (including by operation of law) by any party without the prior written consent of the other party, except that Purchaser may assign this Agreement to an affiliate of Purchaser without such consent, provided that Purchaser shall remain liable for all of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         13.12 Non-Recourse.   Notwithstanding anything to the contrary
contained herein or otherwise, this Agreement and all of the agreements and documents executed in connection herewith shall be non-recourse to the partners, affiliates and officers of Seller and its partners, affiliates, officers, directors and stockholders, and if Seller is in default hereof or under such other agreements or documents, Purchaser's recourse shall be limited solely to Seller and Seller's equity in its assets.

         13.13 Beneficiaries of Agreement. The representations, warranties, covenants and agreements expressed in this Agreement are for the sole benefit of the other party hereto and are not intended to benefit, and may not be relied upon or enforced by, any other party as a third-party beneficiary or otherwise.

         13.14 Counterparts; Facsimile Signatures. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Facsimile signatures on this Agreement and any of the agreements and documents executed in connection herewith shall be deemed original signatures.

         13.15 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         13.16 Computation of Days; Holidays. Whenever this Agreement provides for a period of time that is expressed in terms of a numbers of days prior to or within which actions or events are to occur or not occur, such time period shall be measured in calendar days unless otherwise expressly provided. Whenever this Agreement provides for a date, day or period of time on or prior to which actions or events are to occur or not occur, and if such date, day or last day of such period of time falls on a Saturday, Sunday, or legal holiday, then the same shall be deemed to fall on the immediately following business day.

         13.17 Joint and Several. The obligations of each Purchaser hereunder shall be joint and several.

         13.18 Headings. The headings in this Agreement are for reference only, and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                         HORIZON CELLULAR TELEPHONE COMPANY OF SPALDING, L.P.
                         By:  KCCGP, L.P., its general partner
                         By:  HORIZON G.P., INC., its general partner


                         By: /s/ M. E. KALOGRIS
                            --------------------------------------------------
                         Name: MICHAEL E. KALOGRIS
                         Title: PRESIDENT

                         COLUMBUS CELLULAR TELEPHONE COMPANY
                         By: PALMER WIRELESS HOLDINGS, INC., its managing general partner


                         By: /s/ WILLIAM J. RYAN
                            --------------------------------------------------
                         Name: WILLIAM J. RYAN
                         Title: PRESIDENT

                         MACON CELLULAR TELEPHONE SYSTEMS,
                         LIMITED PARTNERSHIP
                         By:  CEI COMMUNICATIONS, INC., its general partner


                         By: /s/ WILLIAM J. RYAN
                            --------------------------------------------------
                         Name: WILLIAM J. RYAN
                         Title: PRESIDENT

                                    JOINDER

     Palmer Wireless, Inc., a Delaware corporation that is the ultimate parent entity of each Purchaser ("Palmer"), to induce Seller to enter into the foregoing Agreement with Purchaser and to consummate the transactions contemplated thereby, irrevocably and unconditionally guarantees to Seller, and becomes surety to Seller for, the prompt and due performance of Purchaser's obligations (including payment of the Acquisition Price) under the Agreement when and as due to the same extent as if Palmer were the principal obligor.

     Palmer represents and warrants to Seller that (a) Palmer has the full legal right and all power and authority required to enter into, execute and deliver this Joinder and to perform fully its obligations hereunder, (b) the execution, delivery and performance of this Joinder by Palmer have been duly authorized by all necessary action on the part of Palmer, (c) this Joinder has been duly executed and delivered and constitutes the valid and binding obligation of Palmer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally, or (d) the execution, delivery and performance of this Joinder will not (i) violate any provision of its certificate of incorporation or by-laws, (ii) violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which Palmer is a party or by or to which it or any of its assets or properties may be bound or subject, excluding in any case such violations, conflicts, breaches or defaults that would not reasonably be expected to have a material adverse effect on Palmer's ability to perform its obligations hereunder, or (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which Palmer, or the assets, properties or business of Palmer are bound.

     Intending to be legally bound, the undersigned has executed this Agreement as of the date first above written.


                                           PALMER WIRELESS, INC.


                                           By: /s/ WILLIAM J. RYAN
                                              --------------------------------
                                             Name: WILLIAM J. RYAN
                                             Title: PRES. C.E.O